Prospectus Supplement No. 7
Filed Pursuant to Rule 424(b)(3)
File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 7

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 7 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007, Supplement No. 2 thereto dated August 20, 2007, Supplement No. 3 thereto dated August 23, 2007, Supplement No. 4 thereto dated November 2, 2007, Supplement No. 5 thereto dated November 8, 2007, and Supplement No. 6 thereto dated November 19, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On December 10, 2007, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 7 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On December 6, 2007, the last reported sale price of our common stock was $.35 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 6 of the Final Prospectus dated August 14, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is December 10, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): December 4, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As disclosed in Current Report on Form 8K filed November 2, 2007, on October 31, 2007 we entered into a Master Term Loan Agreement with Randolph M. Pentel, the Chairman of our Board of Directors and our largest shareholder, pursuant to which we could borrow up to an aggregate amount of $750,000 (“Term Loan Agreement”). On December 4, 2007, we entered into Amendment Number 1 to the Master Term Loan Agreement increasing the principal amount available from $750,000 to $1,000,000. At the same time we borrowed $85,000 under the Master Term Loan Agreement, as amended, pursuant to a promissory note having a term of one year from the date of the advance and bearing interest at 9.5% per annum. Interest will be accrued and paid when this loan matures. The foregoing description is qualified in its entirety by reference to the Amendment Number 1 to Term Loan Agreement and promissory note that appear as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	See Exhibit Index.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)
Date: December 7, 2007	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel

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EXHIBIT INDEX

Exhibit

Number	Description

10.1	Amendment Number 1 to Loan Agreement between the Registrant, Randolph M. Pentel dated December 4, 2007.
10.2	Promissory Note.

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Exhibit 10.1

AMENDMENT NUMBER 1 TO LOAN AGREEMENT

DATED OCTOBER 31, 2007

This Amendment is entered into this 4th day of December 2007, by and between Randolph M. Pentel and CapSource Financial, Inc., a Colorado corporation, (collectively “Parties”).

WHEREAS, the Parties entered into a loan agreement dated October 31, 2007 in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) (“Loan Agreement”);

WHEREAS, the Parties desire to modify the terms of the Loan Agreement;

NOW THEREFOR for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.	Article 1 of the Loan Agreement the term “Loan Agreement” shall be and is hereby amended to One Million Dollars ($1,000,000).

2.	All other terms and conditions of the Loan Agreement remain unchanged and hereby ratified.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first set forth above.

/s/ Randolph M. Pentel
Randolph M. Pentel

CapSource Financial, Inc.

/s/ Steven E. Reichert
By Steven E. Reichert Its Vice President and General Counsel

Exhibit 10.2

PROMISSORY NOTE

$85,000	December 4, 2007

FOR VALUE RECEIVED, the undersigned, CapSource Financial, Inc., a Colorado corporation (the “Borrower”), with its principal executive office at 2305 Canyon Boulevard, Suite 103, Boulder, CO 80302, hereby promises to pay to the order of Randolph M. Pentel, (the “Lender”) or its assigns, at its offices at 715 Eaton Street, St. Paul, MN 55107 or at such other place as the Lender may designate by written notice to the Borrower, the principal sum of EIGHTY FIVE THOUSAND DOLLARS ($85,000), pursuant to the terms of that certain Master Term Loan Agreement between the parties (the “Loan Agreement”), together with Basic Interest at the rate of 9.50% per annum thereon from the date each advance is made until paid in full, and Default Interest as set forth in Section 2.8 of the Loan Agreement. Payments of principal and interest shall be made in immediately available funds in lawful money of the United States. Capitalized terms not otherwise defined herein shall have the meaning given them in the Loan Agreement.

1.             Payment of Principal and Interest

(a) Borrower shall pay accrued Basic Interest (and Default Interest, if applicable) on the outstanding principal balance under this Note at maturity. Interest on this Note shall be calculated on the basis of a 360 day year and for the actual number of calendar days elapsed.

(b) The entire unpaid principal balance, together with the accrued but unpaid interest and other unpaid charges or fees hereunder, shall be due and payable in full on December 4,2008 (the “Maturity Date”).

(c) The Borrower shall have the right to prepay this Note, in whole or in part, pursuant to the terms of the Loan Agreement. Any prepayments shall be applied first to accrued Basic Interest, accrued Default Interest until the entire amount thereof has been paid and next to principal.

(d) Notwithstanding anything herein to the contrary, if any amount of principal or interest becomes due on a day that is not a Business Day, the due date thereof shall be extended to the immediately succeeding day which is a Business Day, and Basic Interest (and Default Interest, if applicable) thereon shall accrue during the period of such extension at the rate provided for herein.

2.             Events of Default. If an Event of Default shall occur, the Lender shall have such rights and remedies as are set forth in Section 6.1 of the Loan Agreement. The term “Event of Default” shall have the meaning ascribed to it in the Loan Agreement.

3.             Amendments. Changes in or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only in writing.

4.             Waiver. The failure of the Lender to insist, in any one or more instances, on performance of any of the terms, covenants and conditions hereof shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions, but the obligation of the Borrower with respect thereto shall continue to be in full force and effect.

5.             Benefits; Assignment. The rights and benefits of the Lender hereunder shall inure to the benefit of its successors and assigns, and Borrower acknowledges that Lender may pledge this Note to its lenders. The Borrower may not assign any rights or obligations hereunder without the prior written consent of the Lender, and any such attempted assignment shall be null and void and of no force or effect.

6.             Notices. All notices, requests and demands to or upon the parties hereto shall be deemed to have been given or made when deposited in the mail, certified or registered, postage prepaid, addressed to the address of the party set forth in the Loan Agreement or such other address as any party may request by notice given as aforesaid.

7.             Collection. The Borrower agrees to pay any costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Lender in the collection of any and all amounts due under this Note that are not paid when due and payable and the enforcement of the Lender’s rights under this Note.

8.             Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof.

9.            Severability. The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision hereof and all other provisions hereof shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Promissory Note has been executed and delivered on the date first above written by the undersigned Borrower.

CAPSOURCE FINANCIAL, INC.
By:	/s/ Steven E. Reichert

Its	Vice President